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                                                               EXHIBIT (a)(1)(A)
                                                                    NEWS RELEASE

                                                       NEWS RELEASE

                                                       MEDIA CONTACT:
                                                       --------------
                                                       Michael Berman
                                                       Sabre
                                                       682-605-2397 (office)
                                                       817-313-4745 (cell)
                                                       michael.berman@sabre.com


     SABRE ANNOUNCES INTENT TO ACQUIRE OUTSTANDING SHARES OF TRAVELOCITY.COM

     SOUTHLAKE, Texas, Feb. 19, 2002 -- Sabre Holdings Corporation (NYSE: TSG) today announced that it intends to make a cash tender offer for all of the outstanding publicly-held common shares of Travelocity.com that Sabre does not own. Sabre currently has an approximately 70-percent ownership stake in Travelocity.

     Sabre intends to offer $23.00 per share to acquire the balance of Travelocity's common stock (approximately 15 million shares), representing a 19.8 percent premium over the closing price of $19.20 on Friday, February 15, 2002. The tender offer will not be conditioned on Sabre obtaining any financing. Separately, Sabre may in the future consider capital raising opportunities, including equity or equity-related securities.

     The tender offer will be conditioned on the tender of a number of shares sufficient to bring Sabre's ownership interest in Travelocity common stock to over 90 percent (assuming conversion of Sabre's Class A common stock). Sabre anticipates acquiring any shares not purchased in the tender offer through a "short-form" merger at the same cash price per share as the tender offer.

     The company expects to commence the tender offer on or soon after March 5. Sabre estimates that the proposed transaction will be neutral to its 2002 earnings.

     The company determined that the long-term strategies of Sabre and Travelocity are converging. The move supports Sabre's continuing strategy to deliver value to suppliers and travelers across multiple distribution channels. Sabre believes it makes sense to combine the strengths of both companies to pursue new revenue opportunities, while optimizing investment decisions across companies.

     Once the purchase is completed, Travelocity would become a wholly owned Sabre company. Sabre does not plan to change Travelocity's executive team, strategic direction or brand.

     ABOUT SABRE

     Sabre is the leading provider of technology, distribution and marketing services for the travel industry. Headquartered in Southlake, located in the Dallas-Fort Worth Metroplex, the company has approximately 5,500 employees in 45 countries. Sabre reported 2001 revenues of $2.1 billion. Sabre maintains an ownership interest of approximately 70 percent in Travelocity.com (Nasdaq: TVLY), the world's leading online B2C travel site; and it owns GetThere, the world's leading provider of Web-based B2B travel reservation systems. Sabre is an S&P 500 company, traded on the New York Stock Exchange (NYSE: TSG). More information on Sabre is available on the


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     World Wide Web at http://www.sabre.com.

     NOTICE FOR TRAVELOCITY STOCKHOLDERS AND INTERESTED PARTIES

     Investors, Travelocity stockholders, and other interested parties are urged to read the tender offer documents that will be filed with the Securities and Exchange Commission by Sabre because they will contain important information. Investors will be able to receive such documents free of charge at the SEC's web site, www.sec.gov, or by contacting Investor Relations at Sabre at 3150 Sabre Drive, Southlake, Texas 76092, or by logging on at www.sabre.com/investor.

     Statements in this release which are not purely historical facts, including statements about forecasted revenue or earnings growth, cost estimates, expected operating margins or cash flow, future bookings outlook and potential transactions, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All such forward-looking statements are based upon information available to Sabre on the date this release was issued. Sabre undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to: airlines limiting their participation in travel marketing and distribution services; Sabre's revenues being highly dependent on the travel and transportation industries; and the ability of Sabre to effect all of its strategic initiatives as contemplated. Sabre may not succeed in addressing these and other risks. Further information regarding factors that could affect Sabre's financial and other results can be found in the risk factors section of Sabre's most recent filing on Form 10-Q with the Securities and Exchange Commission.


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